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                         EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement (the "Agreement") is entered into effective as of January 1, 1996 (the "Effective Date") between Genzyme Corporation (the "Company"), a Massachusetts corporation with its principal executive offices at One Kendall Square, Cambridge, Massachusetts 02139, and Peter Wirth (the "Executive").




                       ARTICLE 1. EMPLOYMENT OF EXECUTIVE


     1.1. INITIAL HALF-TIME EMPLOYMENT. Subject to the terms and conditions of this Agreement, the Company agrees to employ the Executive in a half-time capacity to serve as Senior Vice President and General Counsel of the Company and to perform such specific duties as may reasonably be assigned to the Executive from time to time by the Company's Chief Executive Officer for the period commencing on the Effective Date and terminating three (3) years from such date, unless earlier terminated as provided herein, provided, however, that on each anniversary date of the Effective Date during the period of the Executive's employment (an "Anniversary Date") the term hereof shall automatically be extended for one additional year unless written notice of termination of such extension shall have been given 90 days prior to such Anniversary Date by either party to the other. The Executive hereby accepts such employment for the term hereof.

     1.2. TRANSITION TO FULL TIME EMPLOYMENT. Upon written notice by the Company given 90 days prior to either of the first two Anniversary Dates, the Company may elect to convert the Executive's employment to full time status ("FTE Status") effective as of such Anniversary Date; provided, however, that the Company shall on the effective date of Executive's FTE Status increase Executive's base salary to an amount equal to not less than a 75% range penetration for General Counsel positions as reported in the then current Towers Perrin Executive Compensation Survey for Pharmaceutical/Health Care Industry Grouping (the "TP Survey") and increase Executive's cash bonus potential to an amount equal to not less than the average cash bonus reported for General Counsel positions in the then current TP Survey, in each case appropriately adjusted to reflect reasonably anticipated increases in TP Survey base salary and bonus figures for the year in which Executive's FTE Status will commence.

     1.3. NO CONFLICTING COMMITMENTS. During the period of the Executive's employment with the Company, Executive will not undertake any commitments which might impair Executive's performance of his duties as a half time or full time employee of the Company, as the case may be.



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                             ARTICLE 2. COMPENSATION

     For all services to be rendered by Executive to the Company pursuant to this Agreement, the Company shall pay to the Executive the compensation and provide for Executive the benefits set forth below:

     2.1. BASE SALARY. The Company shall pay to Executive a base salary of $225,000 per annum during calendar year 1996, prorated and payable in substantially equal biweekly installments. Thereafter, Executive's base salary will be set annually by the Board or a duly appointed committee thereof, beginning in January 1997; provided, however, that such base salary shall not be lower than the base salary for the preceding calendar year and provided, further, that upon conversion to FTE Status Executive's base salary shall not be lower than the amount specified in Section 1.2.

     2.2. BONUSES. Upon conversion to FTE Status, Executive shall be entitled to participate in a cash bonus plan to be established by the Company which will provide that Executive will be eligible to earn a cash bonus based on Executive's performance in meeting goals established jointly by the Chief Executive Officer and Executive, provided, however, that upon conversion to FTE Status Executive's cash bonus potential shall not be lower than the amount specified in Section 1.2. Such cash bonus, if earned, will be payable to Executive annually within one hundred twenty (120) days after the end of each calendar year.


     2.3. FRINGE BENEFITS. In addition to Executive's base salary and bonuses, the Company shall provide Executive the following benefits: (i) term life insurance in a policy amount of not less than two times Executive's annual base salary, payable to Executive or his designees, with all premiums paid by the Company; (ii) additional life insurance payable to Executive or his designees on the same basis as is provided to other Senior Vice Presidents of the Company;
(iii) long term disability insurance with benefits in an amount equal to 60% of Executive's annual base salary until age 65, subject to a maximum benefit limit of $240,000 per annum; (iv) medical insurance coverage for Executive and his dependents; (v) payment of Executive's malpractice insurance premiums with respect to legal services provided to the Company and its affiliates and appropriate bar association dues; and (vi) such other benefits as are generally made available by the Company to its other full time executive employees, which currently include optional contributory life insurance, travel insurance, and accidental death and dismemberment insurance when engaged in the Company's business.

     2.4. EQUITY INCENTIVES. Executive shall be entitled to receive stock option grants under the Company's 1990 Equity Incentive Plan as follows:

          2.4.1. NEW HIRE GRANT. As of the Effective Date, Executive shall be entitled to receive a grant of an option to purchase Twenty-two Thousand Five Hundred (22,500) shares of General Division common stock of the Company (the "General Stock") and Twelve Thousand Five Hundred (12,500) shares of Tissue Repair Division common stock of the Company (the "Tissue Repair Stock"), such options to have an exercise price per share of


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     $56.00 for the General Stock and $17.50 for the Tissue Repair Stock, to
     become exercisable with respect to twenty percent (20%) of such shares immediately and with respect to an additional twenty percent (20%) of such shares on each of the first four Anniversary Dates, subject to acceleration of exercisability as provided in this Agreement, to have a term of ten years from the Effective Date, to remain exercisable and outstanding for the full ten-year option term without regard to Executive's employment status with the Company to the extent such options had become exercisable prior to Executive's termination of employment, to be Incentive Stock Options to the maximum extent permitted by law and to contain such other terms and conditions consistent with the form of incentive or nonstatutory stock option certificate, as appropriate, most recently approved for issuance under the 1990 Equity Incentive Plan.

          2.4.2. FTE STATUS GRANT As of the effective date of Executive's transition to FTE Status (the "FTE Date"), Executive shall be entitled to receive a grant of an option to purchase Twenty-two Thousand Five Hundred (22,500) shares of General Stock and Twelve Thousand Five Hundred (12,500) shares of Tissue Repair Stock, such options to have an exercise price per share equal to the closing price of such shares on the Nasdaq National Market System on the FTE Date, to become exercisable with respect to twenty percent (20%) of such shares on the FTE Date and with respect to an additional twenty percent (20%) of such shares on each of the first four anniversaries of the FTE Date, subject to acceleration of exercisability as provided in this Agreement, to have a term of ten years from the FTE Date, to remain exercisable and outstanding for the full ten-year option term without regard to Executive's employment status with the Company to the extent such options had become exercisable prior to Executive's termination of employment, to be Incentive Stock Options to the maximum extent permitted by law and to contain such other terms and conditions consistent with the form of incentive or nonstatutory stock option certificate, as appropriate, most recently approved for issuance under the 1990 Equity Incentive Plan.

          2.4.3. 1994 OFFICER PLAN. As of the Effective Date, Executive shall be entitled to receive a grant of an option to purchase Twelve Thousand Five Hundred (12,500) shares of General Stock under the Company's 1994 Officers' Stock Option Plan approved December 8, 1993 (the "1994 Officer Plan"), such options to have an exercise price per share equal to $56.00, to become exercisable as provided in the 1994 Officer Plan, subject to acceleration of exercisability as provided in this Agreement, to have a term of ten years from the Effective Date, and to contain such other terms and conditions consistent with the form of nonstatutory stock option certificate most recently approved for issuance under the 1990 Equity Incentive Plan.

          2.4.4. DECEMBER 1994 KEY EXECUTIVE PROGRAM. As of the Effective Date, Executive shall be entitled to receive a grant of an option to purchase Three Thousand Three Hundred Thirty-three (3,333) shares of General Stock under the Company's December 1994 Key Executive Stock Option Program approved December 8, 1994 (the "December 1994 Key Executive Program"), such options to have an exercise price per share equal to $56.00, to become exercisable as provided in the December 1994 Key Executive Program, subject to acceleration of exercisability as provided in this Agreement, to have a term of ten years from the Effective Date, and to contain such other terms and conditions consistent with the form of nonstatutory stock option certificate most recently approved for issuance under the 1990 Equity Incentive Plan.

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          2.4.5. 1996 OFFICER PLAN. As of the Effective Date, Executive shall be entitled to receive a grant of an option to purchase a number of shares of General Stock and a number of shares of Tissue Repair Stock under the Company's 1996 Officers' Stock Option Incentive Program approved December 15, 1995 (the "1996 Incentive Program") which is consistent with the grants made under the 1996 Incentive Program to other Senior Vice Presidents, assuming a 50/50 allocation between such classes of common stock, such options to have an exercise price per share equal to the exercise price per share of other options granted under the 1996 Incentive Program, to become exercisable as provided in the 1996 Incentive Program, subject to acceleration of exercisability as provided in this Agreement, to have a term of ten years from the Effective Date, and to contain such other terms and conditions consistent with the form of nonstatutory stock option certificate most recently approved for issuance under the 1990 Equity Incentive Plan.

     2.5. PARTICIPATION IN FUTURE EQUITY INCENTIVE PLANS. Executive shall be entitled to participate, to the extent and in the manner determined by the Board in its absolute discretion, in any stock option, stock purchase or other equity incentive plans established by the Company, if any, it being the understanding of the Company and Executive that such participation would be for the purpose of providing Executive additional opportunities for equity participation in the Company.


                          ARTICLE 3. EARLY TERMINATION

     3.1. EARLY TERMINATION. Prior to a Change in Control (as defined Section
4.3 (i) hereof) and except during the pendency of a Potential Change of Control (as defined in Section 4.3 (ii) hereof), Executive's employment hereunder shall terminate before the expiration of the term of this Agreement upon the occurrence of any of the following events:

          3.1.1. Executive's death;

          3.1.2. The termination of Executive's employment hereunder by the Board, at its option, to be exercised by written notice to Executive, upon Executive's total disability (as defined in the long term disability plan maintained by the Company covering Executive) and under circumstances entitling Executive to benefits under such plan;

          3.1.3. The termination of Executive's employment hereunder by the Board, at its option, for "Cause" as defined in Section 4.4. (ii);

          3.1.4. The termination of Executive's employment hereunder by the Board, at its option which may be exercised with or without cause, to be exercised by delivery of 60 days prior written notice from the Company to the Executive; or

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          3.1.5. The termination of Executive's employment hereunder by
     Executive to be exercised by delivery of 60 days prior written notice from Executive to the Company.

     3.2. ADJUSTMENT UPON EARLY TERMINATION. If Executive's employment is terminated by the Company at its option pursuant to Section 3.1.4., (i) the Company shall pay as severance pay to Executive a lump sum severance payment equal to two (2) times the sum of (1) his annual rate of base salary in effect on the date his termination becomes effective and (2) the greatest of (a) the average of the last two annual bonuses (annualized in the case of any bonus paid with respect to a partial year) paid to him preceding the date his termination becomes effective, or (b) the most recent annual bonus (annualized in the case of any bonus paid with respect to a partial year) paid to him preceding the date his termination becomes effective, (ii) the Company shall provide Executive and his dependents medical insurance and other benefits in accordance with Section
2.3 for the period of two years after the termination of his employment and shall continue to pay the premiums for such two year period on all life insurance policies in effect on the date of termination of his employment which Executive owned or under which he had the right to designate beneficiaries, and
(iii) all rights, options and awards held by Executive under any stock option, stock purchase or other equity incentive plan or agreement of the Company, other than any rights, options or awards the value of which is substantially dependent upon achieving performance goals (including options granted under the Company's 1994 Officer Plan, December 1994 Key Executive Program and 1995 Officer Plan), shall be fully vested and not subject to forfeiture or repurchase on account of the termination of employment. Executive shall not be required to mitigate the amount of any payment provided for in this Section 3.2., by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 3.2. be reduced by any compensation earned by Executive as the result of employment by another employer after the date his employment terminated, or otherwise, except that any benefits otherwise receivable by Executive pursuant to clause (ii) of this Section 3.2 shall be reduced to the extent comparable benefits are actually received by him from a subsequent employer during the two years after the termination of his employment, and any such benefits actually received by him shall be reported to the Company. If Executive's employment is terminated pursuant to Section 3.1 otherwise than pursuant to Section 3.1.4., the Company shall pay him his full base salary through the date of termination, plus all other amounts to which he is entitled under any compensation or benefit plan of the Company at the time such payments are due, and the Company shall have no further obligations to Executive under this Agreement except as provided by laws such as the so-called COBRA statute; provided, however, that if Executive's employment is terminated pursuant to
Section 3.1.1. or Section 3.1.2, all rights, options and awards held by Executive under any stock option, stock purchase or other equity incentive plan or agreement of the Company, other than any rights, options or awards the value of which is substantially dependent upon achieving performance goals (including options granted under the Company's 1994 Officer Plan, December 1994 Key Executive Program and 1995 Officer Plan), shall be fully vested and not subject to forfeiture or repurchase on account of the termination of employment.


                   ARTICLE 4. CHANGE OF CONTROL OF THE COMPANY

     4.1. CHANGE OF CONTROL SEVERANCE BENEFITS. In order to induce Executive to remain in the employ of the Company and in consideration of the Executive's agreement set forth in

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Subsection 4.3 (iii) hereof, the Company agrees that Executive shall receive the severance benefits set forth in Section 4.5 in the event his employment with the Company is terminated subsequent to a Change in Control (as defined in Section 4.3(i) hereof) under the circumstances described below.

     4.2. EXTENSION OF TERM OF AGREEMENT. Notwithstanding Section 1.1, no notice of termination of the extension of this Agreement may be given during the pendency of a Potential Change in Control (as defined in Section 4.3 (ii) hereof). If a Change in Control shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of thirty-six (36) months beyond the month in which the Change in Control occurred. Notwithstanding anything provided herein to the contrary, the term of this Agreement shall not extend beyond the end of the month in which the Executive attains "normal retirement age" under the provisions of the Company's benefit plans (the "Benefit Plans") or, if the Benefit Plans do not so provide, the Executive reaches age sixty-five (65).

     4.3. CHANGE IN CONTROL; POTENTIAL CHANGE IN CONTROL.

     (i) No benefits shall be payable under Section 4.5 unless there shall have been a Change in Control, as set forth below. For purposes of this Agreement, a "Change in Control" shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is in fact required to comply therewith; provided, that, without limitation, such a change in control shall be deemed to have occurred if:

          (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities;

          (B) during any period of twenty-four (24) consecutive months (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraphs
     (A), (C) or (D) of this Section 4.3(i)) whose election by the Board or nomination for election by the Board or by the stockholders of the Company was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

          (C) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which

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     would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires 30% or more of the combined voting power of the Company's then outstanding securities; or

          (D) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     (ii) For purposes of this Agreement, a "Potential Change in Control" shall be deemed to have occurred if:

          (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

          (B) any person (as hereinabove defined), including the Company, publicly announces an intention to take or consider taking actions which if consummated would constitute a Change in Control;

          (C) any person (as hereinabove defined), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (a) is or becomes the beneficial owner,
     (b) discloses directly or indirectly to the Company or publicly a plan or intention to become the beneficial owner, or (c) makes a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to securities to become the beneficial owner, directly or indirectly, of securities representing 20% or more of the combined voting power of the outstanding voting securities of the Company; or

          (D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Company has occurred.

     (iii) Executive agrees that, subject to the terms and conditions of this Agreement and notwithstanding Sections 1.1 and 3.1.5 , in the event of a Potential Change in Control, he will remain in the employ of the Company until the earliest of (a) a date which is one (1) year from the occurrence of such Potential Change in Control, (b) the termination by the Executive of his employment after he attains "normal retirement age" or by reason of death or Disability as defined in Section 4.4(i), (c) the date of the occurrence of a Change in Control, (d) the determination in good faith by the Board that the event creating such Potential Change of Control has ceased to exist or (e) the date when Executive would be required to end his employment in order to comply with his ethical obligations as an attorney.


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     4.4. TERMINATION FOLLOWING CHANGE IN CONTROL. If any of the events described in Subsection 4.3(i) hereof constituting a Change in Control shall have occurred, Executive shall be entitled to the benefits provided in Subsection 4.5(iii) hereof upon the subsequent termination of his employment during the term of this Agreement unless such termination is (A) because of Executive's death or Disability, (B) by the Company for Cause, or (C) by Executive other than for Good Reason. In the event Executive's employment with the Company is terminated for any reason and subsequently a Change in Control shall occur, Executive shall not be entitled to any benefits under Section 4.5.

     (i) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness, he shall have been absent from the normal performance of his duties with the Company for six (6) consecutive months, and within thirty (30) days after written notice of termination is given he shall not have returned to the normal performance of his duties, Executive's employment may be terminated for "Disability".

     (ii) CAUSE. Termination by the Company of Executive's employment for "Cause" shall mean termination upon (A) the willful and continued failure by him to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by him for Good Reason, as defined in Subsections 4.4(iv) and 4.4(iii), respectively) after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that he has not substantially performed his duties, or (B) the willful engaging by Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board Executive was guilty of conduct set forth above in this Subsection and specifying the particulars thereof in detail.

     (iii) GOOD REASON. Executive shall be entitled to terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (1) during the nine (9) month period following a Change in Control, a good faith determination by Executive that, as a result of the Change in Control, he is not able to discharge his duties effectively, (2) at such time as a good faith determination is made by the Executive that he cannot carry out his duties consistent with his ethical responsibilities, or (3) without Executive's express written consent, the occurrence after a Change in Control of any of the following circumstances:

          (A) the assignment to Executive of any duties inconsistent (except in the nature of a promotion) with the position in the Company that he held immediately prior to the Change in Control or a substantial adverse alteration in the nature or status of his

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     position or responsibilities or the conditions of his employment from those in effect immediately prior to the Change in Control;

          (B) a reduction by the Company in Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

          (C) the Company's requiring Executive to be based more than twenty-five (25) miles from the Company's offices at which he was principally employed immediately prior to the date of the Change in Control except for required travel on the Company's business to an extent substantially consistent with his present business travel obligations;

          (D) the failure by the Company to pay to Executive any portion of his current compensation or compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

          (E) the failure by the Company to continue in effect any material compensation or benefit plan in which Executive participates immediately prior to the Change in Control unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his participation relative to other participants, than existed at the time of the Change in Control;

          (F) the failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by him under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which he was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by him at the time of the Change in Control, or the failure by the Company to provide Executive with the number of paid vacation days to which he is entitled on the basis of his years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control;

          (G) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 8.4; or

          (H) any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (iv) below (and, if applicable, the requirements of Subsection
     (ii) above), which purported termination shall not be effective for purposes of this Agreement.

     Executive's right to terminate his employment pursuant to this Subsection shall not be affected by his incapacity due to physical or mental illness. Executive's continued employment


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

shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

     (iv) NOTICE OF TERMINATION. Any purported termination of Executive's employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 4.7. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     (v) DATE OF TERMINATION, ETC. "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of his duties during such thirty (30) day period), and (B) if Executive's employment is terminated pursuant to Subsection (ii) or
(iii) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (ii) above shall not be less than thirty (30) days, and in the case of a termination pursuant to Subsection (iii) above shall not be less than fifteen (15) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided that if within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a binding arbitration award; and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. During the pendency of any such dispute,
(i) Executive shall not be required to report for work or otherwise continue to perform his duties with the Company and (ii) the Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue Executive and his dependents as a participant in all compensation, benefit and insurance plans in which he or they were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

     4.5. COMPENSATION UPON TERMINATION OR DURING DISABILITY FOLLOWING A CHANGE OF CONTROL. Following a Change in Control, upon either termination of Executive's employment or during a period of disability he shall be entitled to the following benefits:

     (i) During any period that Executive fails to perform his normal duties with the Company as a result of incapacity due to physical or mental illness, he shall continue to receive his base salary at the rate in effect at the commencement of any such period, together with all compensation payable to him under the Company's disability plan or program or other similar plan during such period, until this Agreement is terminated pursuant to Section 4.4(i) hereof. Thereafter, or in the event Executive's employment shall be terminated by reason of his death,

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Executive's benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

     (ii) If Executive's employment shall be terminated by the Company for Cause or by Executive other than for Good Reason, the Company shall pay him his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which he is entitled under any compensation or benefit plan of the Company at the time such payments are due and the Company shall have no further obligations to Executive under this Agreement.

     (iii) If Executive's employment by the Company shall be terminated (a) by the Company other than for Cause or Disability or (b) by Executive for Good Reason, then he shall be entitled to the benefits provided below:

          (A) the Company shall pay Executive his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which he is entitled under any compensation or benefit plan of the Company, at the time such payments are due, except as otherwise provided below;

          (B) in lieu of any further salary payments to Executive for periods subsequent to the Date of Termination, the Company shall pay as severance pay to Executive a lump sum severance payment (together with the payments provided in paragraphs (D), (E) and (F) below, the "Severance Payments") equal to three (3) or, if less, the number of years, including fractions, from the Date of Termination until the Executive reaches his normal retirement age, times the sum of (1) the greatest of (a) his annual rate of base salary in effect on the Date of Termination, (b) his annual rate of base salary in effect immediately prior to the Change in Control or (c) an amount equal to a 75% range penetration for base salaries for General Counsel positions as reported in the then current TP Survey and (2) the greatest of (a) the average of the last two annual bonuses (annualized in the case of any bonus paid with respect to a partial year) paid to him preceding the Date of Termination, (b) the average of the last two annual bonuses (annualized in the case of any bonus paid with respect to a partial year) paid to him preceding the Change in Control, (c) the most recent annual bonus (annualized in the case of any bonus paid with respect to a partial year) paid to him preceding the Date of Termination, (d) the most recent annual bonus (annualized in the case of any bonus paid with respect to a partial year) paid to him preceding the Change in Control or (e) an amount equal to the average bonus for General Counsel positions as reported in the then current TP Survey.

          (C) the Company shall also pay to Executive, within five (5) days after any such fees or expenses are incurred, all legal fees and expenses incurred by him as a result of or in connection with such termination, including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement (other than any such fees or expenses incurred in connection with any such claim which is determined by arbitration, in accordance with Section 8.5 of this Agreement, to be frivolous) or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder;

          (D) for a thirty-six (36) month period after such termination, the Company shall arrange to provide Executive and his dependents with life, disability, accident and health insurance benefits substantially similar to those which he and they are receiving immediately prior to the Notice of Termination. Benefits otherwise receivable by Executive pursuant to this Subsection 4.5(iii)(D) shall be reduced to the extent comparable benefits are actually received by him from a subsequent employer during the thirty-six (36) month period following his termination, and any such benefits actually received by him shall be reported to the Company;

          (E) in addition to the retirement benefits to which Executive is entitled under the Benefit Plans, any supplemental retirement or excess benefit plan maintained by the Company or any of its subsidiaries or any successor plans thereto (hereinafter collectively referred to as the "Pension Plans"), the Company shall pay Executive in cash a lump sum equal to the excess of (a) the actuarial equivalent of the retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at age sixty-five (65) or any earlier date, but in no event earlier than the third anniversary of the Date of Termination, whichever annuity the actuarial equivalent of which is greatest) which Executive would have accrued under the terms of the Pension Plans (without regard to the limitations imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), any temporary freeze on benefit accruals under the Pension Plans pursuant to Internal Revenue Service Notice 88-131 or any amendment to the Pension Plans made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if Executive was fully vested thereunder and had continued to be employed by the Company (after the Date of Termination) for thirty-six (36) additional months and as if he had accumulated thirty-six (36) additional months of compensation (for purposes of determining his pension benefits thereunder), each in an amount equal to the sum of the amounts determined under clauses (1) and (2) of Section 4.5 (iii) (B) hereof (but in no event shall Executive be deemed to have continued to be employed by the Company after his normal retirement age) over (b) the actuarial equivalent of the vested retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at age sixty-five (65) or any earlier date, but in no event earlier than the Date of Termination, whichever annuity the actuarial equivalent of which is greatest) which Executive had then accrued pursuant to the provisions of the Pension Plans. For purposes of this Subsection, "actuarial equivalent" shall be determined using the same actuarial assumptions utilized in determining the amount of alternate forms of benefits under the Benefit Plans immediately prior to the Change in Control; and

          (F) should Executive move his residence in order to pursue other business opportunities within one (1) year of the Date of Termination, the Company shall pay him, within five (5) days after any such expenses are incurred, an amount equal to the expenses incurred by him in connection with such relocation (including expenses incurred in selling his home to the extent such expenses were customarily reimbursed by the Company to transferred executives prior to the Change in Control) and which are not reimbursed by another employer.

          (iv) Amounts payable to Executive shall be reduced as set forth below.

          (A) For purposes of this Subsection (iv), (1) a Payment shall mean any payment or distribution in the nature of compensation to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise; (2) an Agreement Payment shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Subsection (iv)); (3) Net After Tax Receipt shall mean the Present Value of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), determined by applying the highest marginal rate under Section 1 of the Code which applied to Executive's taxable income for the immediately preceding taxable year; (4) "Present Value" shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and (5) "Reduced Amount" shall mean the smallest aggregate amount of Payments which (a) is less than the sum of all Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Payments were any other amount less than the sum of all Payments.

          (B) Anything in this Agreement to the contrary notwithstanding, in the event Coopers & Lybrand (the "Accounting Firm") shall determine that receipt of all Payments would subject Executive to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a "Reduced Amount." If the Accounting Firm determines that there is a Reduced Amount, the aggregate Agreement Payments shall be reduced to such Reduced Amount; provided, however, that if the Reduced Amount exceeds the aggregate Agreement Payments, the aggregate Payments shall, after the reduction of all Agreement Payments, be reduced (but not below zero) in the amount of such excess.

          (C) If the Accounting Firm determines that aggregate Agreement Payments or Payments, as the case may be, should be reduced to the Reduced Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof, and Executive may then elect, in his sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Payments equals the Reduced Amount), and shall advise the Company in writing of his election within ten days of his receipt of notice. If no such election is made by Executive within such ten-day period, the Company may elect which and how much of the Agreement Payments or Payments, as the case may be, shall be eliminated or reduced (as long as after such election the present value of the aggregate Agreement Payments or Payments, as the case may be, equals the Reduced Amount) and shall notify Executive promptly of such election. All determinations made by the Accounting Firm under this Subsection shall be binding upon the Company and Executive and shall be made within 60 days of a termination of employment of Executive. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of Executive such payments as are then due to Executive under this Agreement and shall promptly pay to or distribute for the benefit of Executive in the future such Payments as become due to Executive under this Agreement.


                                      -13

          (D) While it is the intention of the Company and Executive to reduce the amounts payable or distributable to Executive hereunder only if the aggregate Net After Tax Receipts to Executive would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or Executive which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be treated for all purposes as a loan AB INITIO to Executive which Executive shall repay to the Company (together with interest at the rate provided for in Section 1274(b)(2)(B) of the Code); provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which Executive is subject to tax under Section 1 and
     Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive (together with interest at the rate provided for in Section 1274(b)(2)(B) of the Code).

     (v) Except as otherwise specifically provided in paragraph (C) and (F) thereof, the payments provided for in Subsection (iii) shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive payable on the fifth day after demand therefor by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

     (vi) Executive shall not be required to mitigate the amount of any payment provided for in this Section 4.5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4.5 be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise, except to the extent expressly so provided.

                    ARTICLE 5. COVENANTS AGAINST COMPETITION


     5.1. NON-SOLICITATION OF EMPLOYEES. Executive agrees that during the term of Executive's employment with the Company and for a period of two (2) years after the termination of Executive's employment with the Company for any reason occurring prior to a Change of Control, Executive shall not directly or indirectly recruit, solicit or otherwise induce or attempt to induce any employees of the Company to leave employment of the Company.

     5.2. NONCOMPETITION. Executive agrees that during the term of Executive's employment with the Company and for a period of two (2) years after the termination of Executive's employment with the Company for any reason occurring prior to a Change of Control, Executive shall not directly or indirectly, except as a passive investor in publicly held companies and except for investments held at the date hereof, own or control any interest in, or act as director, officer or employee of, or consultant to, any firm, corporation or institution which sells products which compete with (i) Ceredase for the treatment of Gaucher's disease or (ii) products formulated in whole or in part with hyaluronic acid and intended to reduce the incidence and severity of postoperative adhesions (the "Major Products"); provided, however, that nothing in this section shall prohibit Executive or any law firm with which he is affiliated from providing legal services to clients consistent with applicable professional standards, including standards pertaining to conflicts of interest. Executive and the Company agree to review in good faith the list of Major Products at intervals of not less than 12 months and not more than 24 months during the term of this Agreement with a view to amending the list to include only those products which accounted for or are expected to account for substantial percentages of the Company's consolidated gross revenues at the time of the review; provided, however, that any addition or deletion to the list of Major Products shall require the prior written consent of both the Company and the Executive.


                       ARTICLE 6. CONFIDENTIAL INFORMATION

     6.1. MAINTENANCE OF CONFIDENTIALITY. Executive agrees that Executive will not (except as required in the course of employment with the Company), both during the term of Executive's employment with the Company and thereafter, communicate or divulge to, or use for Executive's own benefit or the benefit of any other person, firm or organization, any confidential and proprietary information of the Company and its subsidiaries. The provisions of this section shall not apply to information which (i) was known to Executive at the time it was received from the Company, other than by previous disclosure by the Company, as evidenced by written records of Executive maintained at the time of receipt,
(ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this agreement, (iii) is lawfully and in good faith made available to Executive by a third person who did not derive it from the Company and who imposes no obligation of confidence on Executive, (iv) is approved for disclosure by prior written consent of the Company, or (v) is required to be disclosed by a governmental or judicial authority, and reasonable advance notice of such disclosure is given to the Company.

     6.2. OWNERSHIP OF CONFIDENTIAL INFORMATION. Records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches and documents and the like, relating to the business of the Company, which Executive shall use or prepare or come into contact within the course of, in connection with, or as a result of employment with the Company, shall remain the Company's sole and exclusive property.


                       ARTICLE 7. OWNERSHIP OF INVENTIONS

     7.1. "INVENTION" DEFINED. As used in this Agreement, "Invention" means any invention, discovery or innovation with regard to chemistry, enzymology, biotechnology, genetic engineering or recombinant DNA technology, whether or not patentable, made, conceived, or first actually reduced to practice by Executive, alone or jointly with others, in the course of, in connection with, or as a result of service as an executive of the Company, including any art, method, process, machine, manufacture, design or composition of matter, or any improvement thereof, or any variety of plant or microorganism.

     7.2. DISCLOSURE OF INVENTIONS. Each Invention made, conceived or first actually reduced to practice by Executive, whether alone or jointly with others, during the term of Executive's employment with the Company and each Invention made, conceived or first actually reduced to practice by Executive, whether alone or jointly with others, within one year after the termination of Executive's employment with the Company which relates in any way to work performed for the Company during the term of Executive's employment, shall be promptly disclosed in writing to such officer of the Company as the Board may designate. Such report shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the Invention pertains, a clear understanding of the nature, purpose, operations, and, to the extent known, the physical, chemical, biological or electrical characteristics of the Invention.

     7.3. OWNERSHIP OF INVENTIONS. Each Invention, as herein defined, shall be the sole and exclusive property of the Company.

     7.4. ASSIGNMENT OF TITLE. Executive agrees to execute an assignment to the Company or its nominee of Executive's entire right, title and interest in and to any Invention, without compensation beyond that provided in this Agreement. Executive further agrees, upon the request of the Company and its expense, that Executive will execute any other instrument and document necessary or desirable in applying for and obtaining patents in the United States and in any foreign country with respect to any Invention. Executive further agrees, whether or not Executive is then an employee of the Company to cooperate to the extent and in the manner reasonably requested by the Company in the prosecution or defense of any claim involving a patent covering any Invention or any litigation or other claim or proceeding involving any Invention covered by this Agreement, but all expenses thereof shall be paid by the Company.


                            ARTICLE 8. MISCELLANEOUS

     8.1. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

     8.2. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective lawful successors and assigns and Executive's heirs and personal representatives. If Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

     8.3. ASSIGNMENT. Except as otherwise provided in Section 8.4., neither this Agreement nor any rights or obligations hereunder shall be assignable by either party hereto without the prior written consent of the other party.

     8.4. OBLIGATION OF THE COMPANY'S SUCCESSORS. Any successor to substantially all of the Company's assets and business, whether by merger, consolidation, purchase of assets or otherwise, shall succeed to the rights and obligations of the Company hereunder. The Company shall require any such successor, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company or its successor in the same amount and on the same terms as Executive would be entitled hereunder if Executive had terminated Executive's employment for Good Reason following a change in control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

     8.5. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted before a panel of three arbitrators in the Commonwealth of Massachusetts in accordance with the labor rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall pay to Executive, within sixty (60) days after any such fees or expenses are incurred, all legal fees and expenses reasonably incurred by him as a result of or in connection with any dispute or controversy arising under or in connection with this Agreement, including all such fees and expenses, if any, reasonably incurred in seeking to obtain or enforce any right or benefit provided by this Agreement (other than any such fees or expenses incurred in connection with any such claim which is determined to be frivolous).

     8.6. NOTICES. All notices, requests, demands and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, as follows:

         If to the Company, to:

         Genzyme Corporation
         One Kendall Square
         Cambridge, Massachusetts  02139
         Attention:  President

         If to Executive, to:

         Peter Wirth
         [Address]

or such other address as either party hereto shall have designated by notice in writing to the other party.

     8.7. AMENDMENTS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

     8.8. GOVERNING LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

     8.9. SEVERABILITY. In case any provision hereof shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein. If any provision hereof shall, for any reason, be held by a court to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law as then in effect.

     8.10. MISCELLANEOUS. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

     8.11. SURVIVAL. Section 3.2 and Articles 4., 5., 6. and 7. shall survive the termination of this Agreement for the periods of time indicated therein or indefinitely if no period of time is indicated.

     8.12. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of the Agreement supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement under seal as of the date first above written.

                                  GENZYME CORPORATION


                                  By: /s/ Henri A. Termeer
                                  Henri A. Termeer
                                  Chairman and Chief Executive Officer


                                  EXECUTIVE


                                  /s/ Peter Wirth
                                  Peter Wirth

                                  EXHIBIT 11





                                     -38-